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                                                                  Exhibit (5)(h)

           ADDENDUM NO. 7 TO AMENDED AND RESTATED ADVISORY AGREEMENT


                 This Addendum, dated as of                 , 1996, is entered
into between THE ARCH FUND, INC., a Maryland corporation (the "Fund"), and MISSISSIPPI VALLEY ADVISORS INC., a Missouri corporation ("MVA").

                 WHEREAS, the Fund and MVA have entered into an Amended and Restated Advisory Agreement dated as of April 1, 1991, which was extended to additional investment portfolios of the Fund (pursuant to Section 1(b) of the Agreement) by Addenda dated September 27, 1991, April 1, 1992, April 1, 1993, March 15, 1994, July 10, 1995, and September 29, 1995 (the "Advisory Agreement"), pursuant to which the Fund appointed MVA to act as investment adviser to the Fund for the ARCH Money Market, Treasury Money Market, Growth & Income Equity, Emerging Growth, Government & Corporate Bond, U.S. Government Securities, Balanced, International Equity, Short-Intermediate Municipal, Tax-Exempt Money Market, Missouri Tax-Exempt Bond and Kansas Tax-Exempt Bond Portfolios;

                 WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Fund establishes one or more additional investment portfolios with respect to which it desires to retain MVA to act as the investment adviser under the Advisory Agreement, the Fund shall so notify MVA in writing, and if MVA is willing to render such services it shall notify the Fund in writing, and the compensation to be paid to MVA shall be that which is agreed to in writing by the Fund and MVA; and

                 WHEREAS, the Fund has notified MVA that it has established three new portfolios, namely, the ARCH Equity Income, National Municipal Bond and Short-Intermediate Corporate Bond Portfolios (collectively, the "New Portfolios"), and that it desires to retain MVA to act as the investment adviser therefor, and MVA has notified the Fund that it is willing to serve as investment adviser for the New Portfolios;

                 NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.  APPOINTMENT.  The Fund hereby appoints MVA to act as
investment adviser to the Fund for the New Portfolios for the period and on the terms set forth in the Advisory Agreement. MVA hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement, for the compensation herein provided.
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         2.  COMPENSATION.  For the services provided and expenses
assumed pursuant to the Advisory Agreement with respect to the New Portfolios, the Fund will pay MVA from the assets belonging to the respective Portfolios, and MVA will accept as full compensation therefor a fee, computed daily and payable monthly (in arrears), at the annual rates of .75%, .55% and .55%, of the average daily net assets of the ARCH Equity Income, National Municipal Bond and Short-Intermediate Corporate Bond Portfolios, respectively.

                 The fee attributable to each of the ARCH Equity Income, National Municipal Bond and Short-Intermediate Corporate Bond Portfolios shall be the obligation of that respective Portfolio and not of any other Portfolio of the Fund.

         3. CAPITALIZED TERMS. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include the New Portfolios. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         4. MISCELLANEOUS. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

                 IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                           THE ARCH FUND, INC.



                                           By:  ___________________
                                                   Jerry V. Woodham
                                                   President



                                           MISSISSIPPI VALLEY ADVISORS INC.



                                           By:  ____________________
                                                   John H. Blixen
                                                   President





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